UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.)

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interCLICK, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 26, 2010

To the Shareholders of interCLICK,

As Chief Executive Officer of interCLICK, Inc., I am excited to invite our shareholders to interCLICK’s 2010 annual meeting.  The meeting will be held at 10:00 A.M. on June 11, 2010 at the offices of interCLICK at 11 West 19th Street, 10th Floor, New York, NY 10011.  We will be electing our Board of Directors, seeking approval to increase the shares available for grant under our equity incentive plan and ratifying the re-appointment of J.H. Cohn, LLP as our independent auditors.

Our Board of Directors has unanimously recommended that shareholders vote “For” these proposals.  We believe in aligning the interest of employees with that of public shareholders, which the amended equity incentive plan would allow us to do.  Granting multi-year stock options also helps us to continue to attract and retain highly talented employees.  This is especially important as we build on our success in a market that is very competitive among high-growth software and technology businesses.

Therefore, it is imperative that you vote your shares in favor of the proposals on the furnished notice of annual meeting and on the proxy card.  If you are unable to attend the meeting, please fill out the proxy card and follow the instructions on how to submit your vote.

Thank you for your continued loyalty to interCLICK.

Sincerely, Michael Mathews Chief Executive Officer